UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 17, 2004

Date of Earliest Event Reported: November 12, 2004

NATURAL GAS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-27862	80-0028196
(Commission File Number)	(I.R.S. Employer Identification No.)

820 Gessner, Suite 1340, Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

(713) 935-0122
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02. Termination of a Material Definitive Agreement

As previously reported on a Form 8K filed with the SEC on October 26, 2004, on October 20, 2004, Natural Gas Systems, Inc. (“NGS”) entered into a Stock Purchase Agreement (the “Seaside Agreement”) with Seaside Investments PLC (“Seaside”).  The Seaside Agreement provided for the issuance by NGS to Seaside of 1,000,000 shares of NGS common stock (“NGS Common Stock”) in exchange for up to 1,484,031 ordinary shares of Seaside (“Seaside Ordinary Shares”).  The Seaside Agreement and related Escrow Agreement provided for the shares of NGS Common Stock and the Seaside Ordinary Shares to be placed in escrow pending the satisfaction of certain closing conditions, including the admission of the Seaside Ordinary Shares for listing on the London Stock Exchange (the “Seaside Listing”).  The Seaside Agreement provided that in the event the Seaside Listing was not obtained by October 30, 2004, NGS would have the option to terminate the Seaside Agreement, in which case the Seaside Ordinary Shares and the shares of NGS Common Stock would be returned to Seaside and NGS, respectively.  As of October 30, 2004, the Seaside Listing had not been obtained.  On November 12, 2004, NGS notified Seaside that, effective as of that date, NGS was terminating the Seaside Agreement.  Accordingly, the shares of NGS Common Stock placed in escrow have been cancelled by NGS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 17, 2004	NATURAL GAS SYSTEMS, INC.

	By:	/s/ Robert Herlin
Robert Herlin, Chief Executive Officer